ATG INC.                         News Release

FOR IMMEDIATE RELEASE



                      ATG RECEIVES ADDITIONAL NASDAQ NOTICE

Hayward, CA., December 4, 2001-- ATG Inc. (NASDAQ: ATGCE - NEWS), a leading provider of low-level radioactive waste and low-level mixed waste treatment services, announced that it has received an additional Nasdaq Staff Determination letter, dated November 29, 2001, citing further deficiencies under the Nasdaq Marketplace Rules and public interest concerns in respect of the ATG news release of November 19, 2001, which announced that ATG had shut down operations. Today, ATG announced its filing for Chapter 11 bankruptcy protection. ATG securities remain subject to delisting from the Nasdaq National Market, pending a written hearing to review the Staff Determination, which is currently scheduled for December 13, 2001. There can be no assurance that Nasdaq will grant the Company's request for continued listing

About ATG Inc.

ATG Inc. is a radioactive and hazardous waste management company that offers comprehensive thermal and non-thermal treatment solutions for low-level radioactive and low-level mixed waste generated by commercial, institutional and government clients such as nuclear power plants, medical facilities, research institutions and the U.S. Departments of Defense and Energy.




This news release may contain forward-looking statements pursuant to the "safe harbor" provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including, without limitation, the Company's new products and services, ability to attract and retain key managers, competition and various factors set forth under "Factors Affecting Future Operating Results" in the Company's annual report on Form 10-K and such other risks detailed from time to time in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact:
     ATG Inc.
     Doreen Chiu, (510)783-8200